Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

BRUNSWICK BANCORP

dated as of

December 20, 2022

TABLE OF CONTENTS

ARTICLE I

CERTAIN DEFINITIONS		2

1.1.	Certain Definitions	2

ARTICLE II

THE MERGER		10

2.1.	Merger	10

2.2.	Effective Time; Closing	11

2.3.	Articles of Incorporation and Bylaws	11

2.4.	Directors and Officers	11

2.5.	Effects of the Merger	12

2.6.	Tax Consequences	12

2.7.	Bank Merger	13

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES		13

3.1.	Merger Consideration; Effect on Shares	13

3.2.	Proration	16

3.3.	Rights as Shareholders; Stock Transfers	17

3.4.	Election and Exchange Procedures	18

3.5.	Reservation of Shares	21

3.6.	Dissenting Shareholders	21

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BRUNSWICK		21

4.1.	Organization	21

4.2.	Capitalization	22

4.3.	Authority; No Violation	23

4.4.	Consents	24

4.5.	Financial Statements; Undisclosed Liabilities	24

4.6.	Taxes	26

4.7.	No Material Adverse Effect	27

4.8.	Material Contracts; Leases; Defaults	27

4.9.	Ownership of Property; Insurance Coverage	30

4.10.	Legal Proceedings	31

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4.11.	Compliance With Applicable Law	31

4.12.	Employee Benefit Plans	33

4.13.	Environmental Matters	35

4.14.	Brokers, Finders and Financial Advisors	36

4.15.	Loan Matters	36

4.16.	Related Party Transactions	37

4.17.	Credit Card Accounts and Merchant Processing	38

4.18.	Required Vote	38

4.19.	Registration Obligations	38

4.20.	Risk Management Instruments	38

4.21.	Fairness Opinion	38

4.22.	Fiduciary Accounts	39

4.23.	Intellectual Property	39

4.24.	Labor Matters	39

4.25.	Brunswick Information Supplied	40

4.26.	Takeover Laws	40

4.27.	Reorganization	40

4.28.	Dissenters’ Rights	40

4.29.	Quality of Representations	40

4.30.	No Other Representations or Warranties	40

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN		41

5.1.	Organization	41

5.2.	Capitalization	42

5.3.	Authority; No Violation	43

5.4.	Consents	44

5.5.	Financial Statements; Undisclosed Liabilities	44

5.6.	Taxes	46

5.7.	No Material Adverse Effect	46

5.8.	No Default under Material Contracts	46

5.9.	Ownership of Property; Insurance Coverage	47

5.10.	Legal Proceedings	47

5.12.	Employee Benefit Plans	49

5.13.	Environmental Matters	50

5.14.	Brokers, Finders and Financial Advisors	51

5.15.	Loan Matters	51

5.16.	No Brunswick Capital Stock	51

5.17.	SEC Reports	51

5.18.	Required Vote	52

5.19.	Registration Obligations	52

5.20.	Risk Management Instruments	52

5.21.	Fairness Opinion	53

5.22.	Fiduciary Accounts	53

5.23.	Mid Penn Information Supplied	53

5.24.	Reorganization	53

5.25.	No Financing	53

5.26.	Intellectual Property	53

5.27.	Labor Matters	54

5.28.	Takeover Laws	54

5.29.	Quality of Representations	54

5.30.	No Other Representations or Warranties	54

ARTICLE VI

COVENANTS OF BRUNSWICK		55

6.1.	Conduct of Business	55

6.2.	Financial and Other Statements	60

6.3.	Maintenance of Insurance	60

6.4.	Disclosure Supplements	60

6.5.	Consents and Approvals of Third Parties	61

6.6.	Commercially Reasonable Efforts	61

6.7.	Failure to Fulfill Conditions	61

6.8.	No Other Bids and Related Matters	61

6.9.	Reserves and Merger-Related Costs	64

6.10.	Board of Directors and Committee Meetings	65

6.11.	Affiliate Letters	65

6.12.	Proxy Solicitor	65

6.13.	Approval of Bank Plan of Merger	65

6.14.	Compliance with Section 409A	65

6.15.	Benefit Acknowledgement	66

ARTICLE VII

COVENANTS OF MID PENN		66

7.1.	Conduct of Business	66

7.2.	Maintenance of Insurance	67

7.3.	Disclosure Supplements	67

7.4.	Consents and Approvals of Third Parties	67

7.5.	Commercially Reasonable Efforts	67

7.6.	Failure to Fulfill Conditions	67

7.7.	Affiliate Letters	68

7.8.	Post-Closing Governance	68

7.9.	Employee Matters	68

7.10.	Directors and Officers Indemnification and Insurance	70

7.11.	Stock Reserve	71

7.12.	Exchange Listing	71

7.13.	Approval of Bank Plan of Merger	71

7.14.	Proxy Solicitor	72

ARTICLE VIII

ADDITIONAL AGREEMENTS		72

8.1.	Shareholder Meetings	72

8.2.	Proxy Statement-Prospectus	72

8.3.	Regulatory Approvals	73

8.4.	Current Information	74

8.5.	Dividends	75

8.6.	Access; Confidentiality	75

ARTICLE IX

CLOSING CONDITIONS		75

9.1.	Conditions to Each Party’s Obligations under this Agreement	75

9.2.	Conditions to the Obligations of Mid Penn under this Agreement	77

9.3.	Conditions to the Obligations of Brunswick under this Agreement	78

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER		79

10.1.	Termination	79

10.2.	Effect of Termination	80

10.3.	Amendment, Extension and Waiver	81

ARTICLE XI

MISCELLANEOUS		82

11.1.	Confidentiality	82

11.2.	Public Announcements	82

11.3.	Survival	82

11.4.	Confidential Supervisory Information	82

11.5.	Expenses	83

11.6.	Notices	83

11.7.	Parties in Interest	84

11.8.	Complete Agreement	84

11.9.	Counterparts	84

11.10.	Severability	84

11.11.	Governing Law	84

11.12.	Interpretation	84

11.13.	Specific Performance; Jurisdiction	85

11.14.	Waiver of Trial by Jury	85

11.15.	Delivery by Facsimile or Electronic Transmission	86

Exhibit A	Form of Brunswick Affiliate Letter

Exhibit B	Form of Mid Penn Affiliate Letter

Exhibit C	Form of Bank Plan of Merger

Exhibit D	Merger Consideration Adjustment

v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2022, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and Brunswick Bancorp, a New Jersey corporation (“Brunswick”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn and Brunswick (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement; and

2. In accordance with the terms of this Agreement, Brunswick will merge with and into Mid Penn (the “Merger”), so that Mid Penn is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

3. Each of the directors and executive officers of Brunswick and any Person owning ten percent (10%) or more of the outstanding shares of Brunswick Common Stock and set forth on Brunswick Disclosure Schedule A has executed a letter agreement, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Brunswick Affiliate Letter”), pursuant to which each such director, executive officer or Person has agreed, among other things, to vote all shares of Brunswick Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Mid Penn has executed a letter agreement in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Brunswick Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Appointed Director” shall have the meaning set forth in Section 2.4(e).

“Bank Merger” shall mean the merger of Brunswick Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, the PDB and the NJDB, that regulates Mid Penn Bank or Brunswick Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Brunswick” shall mean Brunswick Bancorp, a New Jersey corporation, with its principal offices located at 439 Livingston Avenue, New Brunswick, New Jersey 08901. References to Brunswick shall mean Brunswick on a consolidated basis unless the context clearly indicates otherwise.

“Brunswick Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Brunswick Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Brunswick Affiliate Letters” shall have the meaning set forth in the Recitals.

“Brunswick Bank” shall mean Brunswick Bank and Trust Company, a New Jersey banking institution, with its principal offices located at 439 Livingston Avenue, New Brunswick, New Jersey 08901, which is a wholly-owned subsidiary of Brunswick.

“Brunswick Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Brunswick Common Stock” shall mean the common stock, no par value per share, of Brunswick.

“Brunswick Continuing Employee” shall have the meaning set forth in Section 7.9(e).

“Brunswick Disclosure Schedule” shall mean a written disclosure schedule delivered by Brunswick to Mid Penn specifically referring to the appropriate section of this Agreement.

“Brunswick Financial Statements” shall mean (i) the audited consolidated financial statements of Brunswick as of December 31, 2021, and for the two (2) years ended December 31, 2020 and December 31, 2019, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Brunswick as of the end of each calendar quarter following December 31, 2021 and for the periods then ended, including the notes thereto.

“Brunswick 401(k) Plan” shall meaning set forth in Section 7.9(h).

“Brunswick Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Brunswick Options” shall have the meaning set forth in Section 3.1(g).

“Brunswick Permitted Liens” shall have the meaning set forth in Section 4.9(a).

“Brunswick Recommendation” shall have the meaning set forth in Section 8.1(a).

“Brunswick Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Brunswick Regulatory Reports” means the Call Reports of Brunswick Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2021, through the Closing Date, and all reports filed with the NJDB or FRB by Brunswick or Brunswick Bank from December 31, 2021 through the Closing Date.

“Brunswick Representative” shall have the meaning set forth in Section 6.8(a).

“Brunswick Restricted Stock” shall have the meaning set forth in Section 3.1(g).

“Brunswick Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Brunswick Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Brunswick Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than twenty percent (20%) of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Brunswick or Brunswick Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Brunswick Bank.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash Consideration” shall have the meaning set forth in Section 3.1(c).

“Cash Conversion Number” shall have the meaning set forth in Section 3.2(a).

“Cash Election” shall have the meaning set forth in Section 3.1(c).

“Cash Election Number” shall have the meaning set forth in Section 3.2(b)(i).

“Cash Election Shares” shall have the meaning set forth in Section 3.1(c).

“Certificates” or “Brunswick Certificates” shall mean certificates evidencing shares of Brunswick Common Stock. Any reference to “Certificates” or “Brunswick Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Brunswick Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Consolidated Shareholders’ Equity” shall mean, as to Brunswick, as of the close of business on the Measuring Date, the consolidated shareholders’ equity of Brunswick as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP, except as provided herein, and excluding the Merger-related expenses of Brunswick set forth on Brunswick Disclosure Schedule 9.2(f).

“CRA” shall have the meaning set forth in Section 4.11(a).

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Election” shall have the meaning set forth in Section 3.4(a).

“Election Deadline” shall have the meaning set forth in Section 3.4(d).

“Employment Agreement” shall have the meaning set forth in Section 7.9(j).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to Brunswick, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of Brunswick Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh with regard to Mid Penn Bank and the Federal Home Loan Bank of New York with regard to Brunswick Bank.

“Form of Election” shall have the meaning set forth in Section 3.4(b).

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Holder” shall have the meaning set forth in Section 3.4.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“IRS” shall mean the United States Internal Revenue Service, a bureau of the United States Department of Treasury.

“Janney” shall have the meaning set forth in Section 4.14.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Mailing Date” shall have the meaning set forth in Section 3.4(c).

“Material Adverse Effect” shall mean, with respect to Mid Penn or Brunswick, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or Brunswick and the Brunswick Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Brunswick, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations after the date hereof affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Brunswick Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or which are otherwise required by the terms hereof; (d) the announcement of this Agreement and the transactions contemplated hereby and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the Pandemic) or the material worsening of such conditions threatened or existing as of the date of this Agreement that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) changes in the trading price or trading volume of either party’s common stock; (h) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (i) changes in the banking industry after the date hereof, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10(c).

“Measuring Date” shall have the meaning set forth on Exhibit D.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 2407 Park Drive, Harrisburg, Pennsylvania 17110. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to Brunswick specifically referring to the appropriate sections of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 7.9(b).

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2021 and for the two (2) years ended December 31, 2020 and December 31, 2019, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2021 and for the periods then ended, including the notes thereto.

“Mid Penn 401(k) Plan” shall have the meaning set forth in Section 7.9(h).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2021, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2021 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than twenty percent (20%) of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Minimum Brunswick Consolidated Shareholders’ Equity” shall have the meaning set forth on Exhibit D.

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“NJBCA” shall mean the New Jersey Business Corporation Act, NJ Rev Stat § 14A:1-1, et seq.

“NJDB” means the New Jersey Department of Banking and Insurance.

“Non-Election Shares” shall have the meaning set forth in Section 3.1(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“Pandemic” shall mean any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of Brunswick Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2(b)(ii).

“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and Brunswick and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Stock Consideration” shall have the meaning set forth in Section 3.1(c).

“Stock Election” shall have the meaning set forth in Section 3.1(c).

“Stock Election Shares” shall have the meaning set forth in Section 3.1(c).

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Taxing Authority” means any governmental or administrative agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.

“Termination Date” shall mean September 30, 2023.

“Treasury Regulations” means the regulations issued by the IRS.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (i) Brunswick shall merge with and into Mid Penn, with Mid Penn as the Surviving Corporation in accordance with the PBCL; and (ii) the separate existence of Brunswick shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Brunswick shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Brunswick Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of: (i) the close of business on the tenth (10th) calendar day following the Measuring Date, except that Mid Penn may extend such date for up to an additional twenty (20) calendar days by providing written notice to Brunswick confirming that all conditions in Article IX have been satisfied (or waived) and stating the date on which Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing and absent a material breach of this Agreement by either party prior to such date); or (ii) such other date that may be mutually agreed to in writing by the parties. The Merger shall be effected by the filing of a Statement of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and Brunswick mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and Brunswick by electronic delivery the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Article III hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect and shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the effective time of the Bank Merger shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) The directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed.

(e) Effective as of the Effective Time, one (1) member of the Brunswick Board of Directors as of the date hereof shall be appointed to the Board of Directors of Mid Penn. The individual so appointed pursuant to this Section 2.4(e) shall be designated prior to the Effective Time by Brunswick’s Board of Directors after consultation with Mid Penn and is referred to as the “Appointed Director.” If such person does not become a director of Mid Penn because of death, disability or otherwise, Mid Penn agrees, after consultation with the members of Brunswick’s Board of Directors, to cause a different member of the Board of Directors of Brunswick as of the date hereof who is mutually agreeable to Mid Penn and Brunswick to be elected or appointed to the Board of Directors of Mid Penn or Mid Penn Bank, as applicable, as the new director. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and Brunswick each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and Brunswick, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the

SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, provided, however, that such change shall be subject to the written consent of Brunswick which shall not be unreasonably withheld, and no such change shall: (i) alter or change the amount or kind of consideration to be issued to holders of Brunswick Common Stock as Merger Consideration or to the holders of Brunswick Options; (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination), jeopardize or delay receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled; (iii) result in any adverse federal or state income tax or other adverse tax consequences to Brunswick shareholders as a result of such modification or structure; or (iv) require submission to or approval of Brunswick’s shareholders after this Agreement has been approved by Brunswick’s shareholders. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.7. Bank Merger.

Mid Penn and Brunswick shall cause Brunswick Bank to merge (the “Bank Merger”) with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”). Immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and Brunswick will cause Brunswick Bank, to execute and deliver the Bank Plan of Merger. Each of Mid Penn and Brunswick shall approve the Bank Plan of Merger and the Bank Merger as the sole stockholder of Mid Penn Bank and Brunswick Bank, respectively, to execute certificates or articles of merger and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Plan of Merger in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, Brunswick or the holders of any of the shares of Brunswick Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of Brunswick Common Stock held in the treasury of Brunswick (“Treasury Stock”) and each share of Brunswick Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) All remaining shares of Brunswick Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Section 3.4 and subject to Section 3.2 and 3.1(h), the following:

(i) for each share of Brunswick Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.4 (a “Cash Election”), the right to receive in cash from Mid Penn, without interest, an amount equal to Eighteen Dollars ($18.00) (as may be adjusted pursuant to Section 3.1(j), the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii) for each share of Brunswick Common Stock with respect to which an election to receive Mid Penn Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.4 (a “Stock Election”), the right to receive from Mid Penn the number of shares of Mid Penn Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii) for each share of Brunswick Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.4 (collectively, “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 3.2.

For purposes of this Agreement: (x) “Exchange Ratio” means 0.598 shares of Mid Penn Common Stock (as may be adjusted pursuant to Section 3.1(j)); and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

(d) After the Effective Time, shares of Brunswick Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article III and, if applicable, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Brunswick on such shares of Brunswick Common Stock in accordance with this Agreement on or prior to the Effective Time.

(e) Fifty percent (50%) of the aggregate Merger Consideration to be paid to holders of Brunswick Common Stock will be paid with Mid Penn Common Stock. In the event that the foregoing clauses of this Section 3.1 result in less or more than fifty percent (50%) of the aggregate Merger Consideration being paid with Mid Penn Common Stock, pro rata adjustments will be made in accordance with Section 3.2 to result in payment of fifty percent (50%) of the aggregate Merger Consideration in Mid Penn Common Stock and the balance of the aggregate Merger Consideration in cash.

(f) Notwithstanding Section 3.1(e), if either of the tax opinions referred to in Section 9.1(e) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Mid Penn shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

(g) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by Brunswick to purchase shares of Brunswick Common Stock which is outstanding, unexpired and unexercised immediately prior thereto, whether or not previously vested and exercisable (“Brunswick Options”), shall automatically and without any required action on the part of the holder thereof, be converted into the right to receive from Brunswick immediately prior to the Effective Time an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Brunswick Common Stock that were issuable upon exercise of such Brunswick Option and (y) the Cash Consideration, less the per share exercise price of such Brunswick Option, without interest. In the event any Brunswick Option is subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code. Each share of Brunswick Common Stock subject to vesting, repurchase or other lapse restriction that is either outstanding or subject to a restricted stock unit or other Right (other than Brunswick Options) (“Brunswick Restricted Stock”) that is outstanding immediately before the Effective Time shall vest in full and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to this section, less applicable Tax withholding, and treating shares of Brunswick Common Stock subject to such Brunswick Restricted Stock in the same manner as all other shares of Brunswick Common Stock for such purposes. At or prior to the Effective Time, Brunswick, its board of directors and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.1(g) and to ensure that following the Effective Time, there are no obligations with respect to Brunswick Options or Brunswick Restricted Stock other than as set forth in this Section 3.1(g).

(h) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, merger, issuer tender offer, exchange of shares, readjustment or similar capitalization change and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted to give Brunswick and the holders of Brunswick Common Stock the same economic effect as contemplated by this Agreement prior to such events. In addition, in the event

Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Brunswick Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of Brunswick Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (after taking into account all shares of Brunswick Common Stock held by such holder immediately prior to the Effective Time) of Mid Penn Common Stock to which such holder would otherwise have been entitled pursuant to this Section 3.1 and (ii) the Cash Consideration. For purposes of determining any fractional share interest, all shares of Brunswick Common Stock owned by a Brunswick shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such Brunswick shareholder. The parties acknowledge that the payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(j) If Brunswick’s Consolidated Shareholders’ Equity as of the Measuring Date is less than the Minimum Brunswick Consolidated Shareholders’ Equity, the Merger Consideration shall automatically be adjusted in the manner set forth in Exhibit D.

3.2. Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Brunswick Common Stock (including Brunswick Restricted Stock) to be entitled to receive the Cash Consideration pursuant to Section 3.1(c) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Brunswick Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes Brunswick Restricted Stock, but excluding the shares of Brunswick Common Stock to be cancelled as provided in Section 3.1(b)) (the “Cash Conversion Number”). All other shares of Brunswick Common Stock (including Brunswick Restricted Stock, but excluding the shares of Brunswick Common Stock to be cancelled as provided in Section 3.1(b)) shall be converted into the right to receive the Stock Consideration.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Mid Penn shall cause the Exchange Agent to effect the allocation among Holders (as defined below) of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Brunswick Common Stock (including Brunswick Restricted Stock) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each Holder will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such Holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such Holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such Holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

3.3. Rights as Shareholders; Stock Transfers.

All shares of Brunswick Common Stock, when converted as provided in Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each book-entry share or Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Brunswick Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Mid Penn Common Stock in accordance with Section 3.1(i). At the Effective Time, holders of the Brunswick Common Stock shall cease to be, and shall have no rights as, shareholders of Brunswick other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Mid Penn Common Stock as provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Brunswick of shares of the Brunswick Common Stock.

3.4. Election and Exchange Procedures.

Each holder of record (“Holder”) of shares of Brunswick Common Stock shall have the right, subject to the limitations set forth in this Article III, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.4 (herein called an “Election”) (x) the number of shares of Brunswick Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Brunswick Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Mid Penn shall prepare a form reasonably acceptable to Brunswick (the “Form of Election”) which shall be mailed to Brunswick’s shareholders entitled to vote at the Brunswick Shareholders’ Meeting so as to permit Brunswick shareholders to exercise their right to make an Election prior to the Election Deadline.

(c) The Form of Election shall be mailed to each Holder not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as Brunswick and Mid Penn shall mutually agree (the “Mailing Date”).

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed.

(e) Any Brunswick stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Mid Penn, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Brunswick Common Stock, such Election shall be deemed to be not in effect, and the shares of Brunswick Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Mid Penn or Brunswick that this Agreement has been terminated in accordance with Article X.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 3.4(j) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Mid Penn Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Mid Penn) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Mid Penn Common Stock) otherwise payable pursuant to this Agreement to any holder of Brunswick Common Stock such amounts as the Exchange Agent or Mid Penn, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or Mid Penn, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brunswick Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Mid Penn, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of Brunswick Common Stock. After the Effective Time, Certificates that are presented to the Surviving Corporation shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

(i) Until the six (6) month anniversary of the Effective Time, Mid Penn shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Mid Penn’s option, evidence of shares in book entry form, representing the shares of Mid Penn Common Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article III and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of Mid Penn Common Stock, each to be given to the holders of Brunswick Common Stock in exchange for Certificates pursuant to this Article III. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Mid Penn. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article III shall thereafter be entitled to look exclusively to Mid Penn, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates, as applicable, pursuant to this Article III. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Mid Penn (and to the extent not in its possession shall be delivered to it), free and clear of all liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Brunswick Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Mid Penn and the Exchange Agent shall be entitled to rely upon the stock transfer books of Brunswick to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(j) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Mid Penn shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Brunswick Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Mid Penn and Brunswick containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to book-entry shares, proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or book-entry shares for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or book-entry shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the Stock Consideration to which such holder is entitled pursuant to this Article III, plus a check for any amounts due pursuant to Section 3.1(i), any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(l) and any Cash Consideration to which such Holder is entitled pursuant to this Article III and the Certificate or book-entry share so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or book-entry shares.

(k) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Mid Penn or the Exchange Agent, the posting by such Person of a bond in such sum as Mid Penn may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), Mid Penn shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Brunswick Common Stock represented by such lost, stolen or destroyed Certificates.

(l) No dividends or other distributions with respect to Mid Penn Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Mid Penn Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(i) above, and all such dividends, other distributions and cash in lieu of fractional shares of Mid Penn Common Stock shall be paid by Mid Penn to the Exchange Agent, in each case until the surrender of such Certificate. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the Holder of the whole shares of Mid Penn Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Mid Penn Common Stock and the amount of any cash payable in lieu of a fractional share of Mid Penn Common Stock to which such Holder is entitled pursuant to Section 3.1(i), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Mid Penn Common Stock. Mid Penn shall make available to the Exchange Agent cash for these purposes, if necessary.

(m) Mid Penn, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Brunswick stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 3.4, (C) the issuance and delivery of shares of Mid Penn Common Stock into which shares of Brunswick Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Brunswick Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Mid Penn Common Stock.

3.5. Reservation of Shares.

Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the Brunswick shareholders in accordance with this Article III.

3.6. Dissenting Shareholders.

Pursuant to the NJBCA and Brunswick’s Certificate of Incorporation, shareholders of Brunswick shall not have dissenters’ rights with respect to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BRUNSWICK

Brunswick represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Brunswick Disclosure Schedules delivered by Brunswick to Mid Penn on the date hereof. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Brunswick and nothing in this Agreement shall require such disclosure. Brunswick has made a good faith effort to ensure that the disclosure on each schedule of the Brunswick Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Brunswick Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Brunswick shall include the Knowledge of Brunswick Bank.

4.1. Organization.

(a) Brunswick is a corporation duly organized and subsisting under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA. Brunswick has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Brunswick Bank is a New Jersey-chartered bank duly organized and validly subsisting under the laws of the State of New Jersey and is regulated by the NJDB and the FDIC. Brunswick Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Brunswick Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Brunswick Bank when due. Brunswick Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Brunswick Disclosure Schedule 4.1(c) sets forth each Brunswick Subsidiary, the state of organization of each Brunswick Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Brunswick Subsidiary owned by Brunswick or Brunswick Bank. Each Brunswick Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Brunswick Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The respective minute books of Brunswick, Brunswick Bank and each Brunswick Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Brunswick has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of Brunswick and similar governing documents of Brunswick Bank and each other Brunswick Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Brunswick consists of ten million (10,000,000) shares of Brunswick Common Stock, no par value per share and ten million (10,000,000) shares of preferred stock, no par value per share. As of the date of this Agreement, there are (i) 2,840,974 shares of Brunswick Common Stock issued and outstanding, (ii) no shares of Brunswick preferred stock issued and outstanding, (iii) 224,557 shares of Brunswick Common Stock held by Brunswick as Treasury Stock and (iv) 222,072 shares of Brunswick Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Brunswick Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on Brunswick Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Brunswick, nor any trust preferred or subordinated debt securities of Brunswick, are issued or outstanding. Except as set forth on Brunswick Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Brunswick, or otherwise obligating Brunswick to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the Brunswick Affiliate Letters, to Brunswick’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Brunswick Common Stock or other equity interests of Brunswick.

(b) Except as set forth on Brunswick Disclosure Schedule 4.2(b), Brunswick owns all of the capital stock of Brunswick Bank, free and clear of any Lien. Except for the Brunswick Subsidiaries, Brunswick does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Brunswick Subsidiaries, equity interests held by Brunswick Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of Brunswick Subsidiaries, including stock in the FHLB. Either Brunswick or Brunswick Bank owns all of the outstanding shares of capital stock or equity interests of each Brunswick Subsidiary free and clear of all Liens.

(c) To Brunswick’s Knowledge, except as set forth on Brunswick Disclosure Schedule 4.2(c), as of the date of this Agreement no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Brunswick Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Brunswick to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Brunswick Disclosure Schedule 4.2(d).

4.3. Authority; No Violation.

(a) Brunswick has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Brunswick’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Brunswick and the consummation by Brunswick of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Brunswick, and no other corporate proceedings on the part of Brunswick, except for the approval of the Brunswick shareholders, the execution and delivery of the Bank Plan of Merger by Brunswick Bank and the consent of the sole shareholder of Brunswick Bank are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Brunswick and, subject to (i) approval by the shareholders of Brunswick, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of Brunswick, enforceable against Brunswick in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Brunswick’s and Mid Penn’s shareholders and Brunswick’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Brunswick, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Brunswick with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Brunswick, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Brunswick or any of its properties or assets, or (C) except as set forth in Brunswick Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Brunswick under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Brunswick is a party, or by which Brunswick or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Brunswick, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Brunswick or the Bank Plan of Merger by Brunswick Bank and (b) the completion by Brunswick of the transactions contemplated hereby or by Brunswick Bank of the Bank Merger. As of the date of this Agreement, Brunswick (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Brunswick or Brunswick Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) Brunswick has previously made available, or will make available, to Mid Penn the Brunswick Regulatory Reports. The Brunswick Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Brunswick as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Brunswick has previously made available, or will make available, to Mid Penn the Brunswick Financial Statements. The Brunswick Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Brunswick and the Brunswick Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.

(c) As of the date of each balance sheet included in the Brunswick Financial Statements, neither Brunswick nor Brunswick Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Brunswick Financial Statements or Brunswick Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.

(d) The records, systems, controls, data and information of Brunswick and the Brunswick Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Brunswick or any Brunswick Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). Brunswick (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Brunswick, including its consolidated Brunswick Subsidiaries, is made known to the chief executive officer and the chief financial officer of Brunswick by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Brunswick’s outside auditors and the audit committee of Brunswick’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Brunswick’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Brunswick’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Brunswick’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since December 31, 2019, (i) neither Brunswick nor any of the Brunswick Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of Brunswick or any of the Brunswick Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Brunswick or any of the Brunswick Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Brunswick or any of the Brunswick Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Brunswick or any of the Brunswick Subsidiaries, whether or not employed by Brunswick or any of the Brunswick Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Brunswick or any of its officers, directors, employees or agents to the Board of Directors of Brunswick or any committee thereof or to any director or officer of Brunswick.

4.6. Taxes.

(a) All income and other material or material in the aggregate Tax Returns required to have been filed by Brunswick and the Brunswick Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by Brunswick and the Brunswick Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Brunswick or any of the Brunswick Subsidiaries in respect of Taxes. Except as set forth on Brunswick Disclosure Schedule 4.6(b), neither Brunswick nor any of the Brunswick Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Brunswick or the Brunswick Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Brunswick with respect to Taxes other than for Taxes not yet due and payable.

(c) Each of Brunswick and the Brunswick Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) Brunswick Disclosure Schedule 4.6(d) lists all Tax Returns filed by Brunswick or the Brunswick Subsidiaries for taxable periods ended on or after December 31, 2014 that have been or are currently the subject of audit. Except as set forth on Brunswick Disclosure Schedule 4.6(d), neither Brunswick nor any of the Brunswick Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Brunswick are pending with respect to Brunswick. Brunswick has not received from any foreign, federal, state, or local taxing authority

(including jurisdictions where Brunswick has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Brunswick.

(f) Brunswick is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of Brunswick or any of the Brunswick Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Brunswick is the parent.

(g) None of Brunswick or any of the Brunswick Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the Code. None of Brunswick or any Brunswick Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. None of Brunswick nor any of the Brunswick Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Brunswick has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on Brunswick Disclosure Schedule 4.6(g), none of Brunswick or any of the Brunswick Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) Except as set forth on Brunswick Disclosure Schedule 4.6(h), none of Brunswick or any of the Brunswick Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of Brunswick or any Brunswick Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Brunswick is the parent, or as a transferee or successor, by contract or otherwise.

(i) None of Brunswick or any of the Brunswick Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

4.7. No Material Adverse Effect.

Brunswick has not suffered any Material Adverse Effect since December 31, 2021, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Brunswick.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on Brunswick Disclosure Schedule 4.8(a), neither Brunswick nor any Brunswick Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Brunswick or any Brunswick Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Brunswick or any Brunswick Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of Brunswick or any Brunswick Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Brunswick or any Brunswick Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of One Hundred Thousand Dollars ($100,000) whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Brunswick or any Brunswick Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Brunswick or any Brunswick Subsidiary for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software); (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Brunswick or any Brunswick Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material); (viii) any Contract between or among Brunswick or any of its Subsidiaries or Affiliates; (ix) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses); (x) any Contract relating to the provision of data processing, network communications or other technical services to or by Brunswick or any of its Subsidiaries; (xi) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement; (xii) any Contract that provides any rights to investors in Brunswick, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Brunswick Board of Directors; (xiii) any Contract that provides for potential material indemnification payments by Brunswick or any of its Subsidiaries; (xiv) any Contract or understanding with a labor union, in each case whether written or oral; (xv) any Contract that grants any right of first refusal, right first offer or similar right with respect to any material assets, rights or properties of Brunswick or its Subsidiaries; (xvi) any Contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Authority in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earn-out or other obligations that continue in effect after the date of this Agreement; or (xvii) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K).

(b) Brunswick Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Brunswick, Brunswick Bank or any Brunswick Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed on Brunswick Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Brunswick nor any Brunswick Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Brunswick Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither Brunswick nor any Brunswick Subsidiary (nor, to the Knowledge of Brunswick, any other party to any Brunswick Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Brunswick Material Contract. Except as listed on Brunswick Disclosure Schedule 4.8(c), no party to any Brunswick Material Contract will have the right to terminate any or all of the provisions of any such Brunswick Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on Brunswick Disclosure Schedule 4.8(d), since December 31, 2021, through and including the date of this Agreement, neither Brunswick nor any Brunswick Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2021 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Brunswick Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Brunswick Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Brunswick or any of the Brunswick Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of Fifty Thousand Dollars ($50,000), other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Brunswick or the Brunswick Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(e) As of the date of this Agreement, except as set forth on Brunswick Disclosure Schedule 4.8(e), none of the deposits of Brunswick is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9. Ownership of Property; Insurance Coverage.

(a) Brunswick and each Brunswick Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, by Brunswick or any Brunswick Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Brunswick Regulatory Reports and in the Brunswick Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, FRB, inter-bank credit facilities or any transaction by a Brunswick Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Brunswick Financial Statements (together “Brunswick Permitted Liens”). Such securities are valued on the books of Brunswick and each of the Brunswick Subsidiaries in accordance with GAAP. Brunswick and the Brunswick Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Brunswick and the Brunswick Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Brunswick nor any Brunswick Subsidiary is in default in any material respect under any lease for any real or personal property to which either Brunswick or any Brunswick Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Brunswick.

(b) With respect to all agreements pursuant to which Brunswick or any Brunswick Subsidiary has purchased securities subject to an agreement to resell, if any, Brunswick or such Brunswick Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Brunswick and each of the Brunswick Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Brunswick and each such Brunswick Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Brunswick and each Brunswick Subsidiary currently maintains insurance considered by Brunswick to be reasonable for their respective operations in accordance with industry practice. Neither Brunswick nor any Brunswick Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided on Brunswick Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Brunswick or any Brunswick Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Brunswick and each Brunswick Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Brunswick Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Brunswick and each Brunswick Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Except as set forth on Brunswick Disclosure Schedule 4.10, neither Brunswick nor any Brunswick Subsidiary is a party to any, and there are no pending or, to Brunswick’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Brunswick or any Brunswick Subsidiary, (b) to which Brunswick’s or any Brunswick Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Brunswick or Brunswick Bank to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of Brunswick and each Brunswick Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the New Jersey Law Against Discrimination, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Brunswick or any Brunswick Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Brunswick nor any Brunswick Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brunswick. The Board of Directors of Brunswick Bank has adopted, and Brunswick Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Brunswick and each Brunswick Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brunswick; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to Brunswick’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2018, neither Brunswick nor any Brunswick Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Brunswick or any Brunswick Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Brunswick or any Brunswick Subsidiary; (iii) requiring, or threatening to require, Brunswick or any Brunswick Subsidiary, or indicating that Brunswick or any Brunswick Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Brunswick or any Brunswick Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on Brunswick Disclosure Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Brunswick or any Brunswick Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Brunswick Regulatory Agreement”). Brunswick has not consented to or entered into any Brunswick Regulatory Agreement that is currently in effect or that was in effect since January 1, 2018. The most recent regulatory rating given to Brunswick Bank as to compliance with the CRA is satisfactory or better.

(d) Brunswick Bank is “well capitalized” within the meaning of the regulations of the FDIC, and neither Brunswick nor Brunswick Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Brunswick Bank knows of no reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

4.12. Employee Benefit Plans.

(a) Brunswick Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Brunswick or any Brunswick Subsidiary has any present or future right to benefits or under which Brunswick or any Brunswick Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Brunswick Benefit Plans.”

(b) With respect to each Brunswick Benefit Plan, Brunswick has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Brunswick Benefit Plan which is required to file such annual return/report.

(c) (i) Each Brunswick Benefit Plan that is subject to ERISA and the Code has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Brunswick Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Brunswick, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Brunswick after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject Brunswick or any Brunswick Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Brunswick Disclosure Schedule 4.12, no Brunswick Benefit Plan provides, and Brunswick and the Brunswick Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) all contributions required to be made under the terms of any

Brunswick Benefit Plan have been timely made or, if not yet due, have been properly reflected in Brunswick’s financial statements in accordance with GAAP; and (vi) neither Brunswick nor any Brunswick Subsidiary has engaged in a transaction with respect to any Brunswick Benefit Plan which would subject Brunswick or any Brunswick Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Except as set forth on Brunswick Disclosure Schedule 4.12(d), Brunswick and the Brunswick Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the Brunswick Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Brunswick, the Brunswick Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Brunswick Benefit Plan, the assets of any trust under such Brunswick Benefit Plan, Brunswick Benefit Plan sponsor, Brunswick Benefit Plan fiduciary or Brunswick Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Brunswick, threatened and (ii) to the Knowledge of Brunswick, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on Brunswick Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Brunswick or any Brunswick Subsidiary to severance pay or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered. Brunswick has made available to Mid Penn true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(g) All Brunswick Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth on Brunswick Disclosure Schedule 4.12(g), neither Brunswick nor any Brunswick Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth on Brunswick Disclosure Schedule 4.12(g), no outstanding stock options are subject to Section 409A of the Code. In addition, Brunswick Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any employee or director of Brunswick or any Brunswick Subsidiary.

(h) Brunswick has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Brunswick Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Brunswick or any Brunswick Subsidiary with respect to any ongoing, frozen, or terminated Brunswick or Brunswick Subsidiary Plan.

(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Brunswick Benefit Plan within the past twelve (12) months.

4.13. Environmental Matters.

Except as set forth on Brunswick Disclosure Schedule 4.13, with respect to Brunswick and each Brunswick Subsidiary:

(a) Neither (i) the conduct nor operation of the business of Brunswick or any Brunswick Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Brunswick or any Brunswick Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Brunswick or any Brunswick Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Brunswick or any Brunswick Subsidiary by reason of any Environmental Laws. Neither Brunswick nor any Brunswick Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that Brunswick or any Brunswick Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Brunswick or any Brunswick Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Brunswick or any Brunswick Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Brunswick’s Knowledge, threatened, before any court, Governmental Entity or other forum against Brunswick or any Brunswick Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Brunswick or any Brunswick Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Brunswick or any of the Brunswick Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Brunswick or any of the Brunswick Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither Brunswick, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Janney Montgomery Scott LLC (“Janney”) by Brunswick and the fee payable pursuant thereto. A true and complete copy of the engagement letter, as amended, between Brunswick and Janney has been delivered to Mid Penn.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in Brunswick’s audited consolidated balance sheet at December 31, 2021 was, and the allowance for loan losses shown on Brunswick’s balance sheets for periods ending after December 31, 2021, but prior to January 1, 2023, was, or will be, adequate, as of the date thereof, under GAAP. The allowance for credit losses reflected in Brunswick’s audited consolidated balance sheet for periods ending after January 1, 2023 will be adequate, as of the date thereof, under GAAP.

(b) Brunswick Disclosure Schedule 4.15(b) sets forth a listing, as of November 30, 2022, by account, of: (i) all loans (including loan participations) of Brunswick Bank or any other Brunswick Subsidiary that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of Brunswick Bank or any other Brunswick Subsidiary which have been terminated by Brunswick Bank or any other Brunswick Subsidiary during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Brunswick Bank or any other Brunswick Subsidiary during the past twelve (12) months of, or has asserted against Brunswick Bank or any other Brunswick Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Brunswick, each borrower, customer or other party which has given Brunswick Bank or any other Brunswick Subsidiary any oral notification of, or orally asserted to or against Brunswick Bank or any other Brunswick Subsidiary, any such claim; (iv) all loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three (3) years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Brunswick Bank or any Brunswick Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Brunswick Disclosure Schedule 4.15(b), all loans of Brunswick Bank have been classified as of November 30, 2022 in accordance with the loan policies and procedures of Brunswick Bank.

(c) Except as set forth on Brunswick Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of Brunswick and the Brunswick Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Brunswick’s or the appropriate Brunswick Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Brunswick, the loans, discounts and the accrued interest reflected on the books of Brunswick and the Brunswick Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Brunswick or the appropriate Brunswick Subsidiary free and clear of any Liens, other than Liens securing indebtedness from the FHLB incurred in the ordinary course of business.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Brunswick Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of Brunswick who have outstanding loans from Brunswick or any Brunswick Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(f) To the Knowledge of Brunswick, no shares of Brunswick Common Stock were purchased with the proceeds of a loan made by Brunswick or any Brunswick Subsidiary.

4.16. Related Party Transactions.

Except as set forth on Brunswick Disclosure Schedule 4.16, neither Brunswick nor any Brunswick Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Brunswick or any Brunswick Subsidiary. All such loans (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth on Brunswick Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Brunswick or any Brunswick Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Brunswick nor any Brunswick Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Brunswick is inappropriate. Except as set forth on Brunswick Disclosure Schedule 4.16, no shareholder or Affiliate of Brunswick owns any material property or asset used in the conduct of the business of Brunswick and the Brunswick Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Brunswick and the Brunswick Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.

(b) Merchant Processing. Brunswick and the Brunswick Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.

4.18. Required Vote.

The affirmative vote of a majority of the votes of outstanding shares of Brunswick Common Stock cast at the Brunswick Shareholders’ Meeting is required to approve this Agreement and the Merger under Brunswick’s certificate of incorporation and the NJBCA.

4.19. Registration Obligations.

Except as set forth on Brunswick Disclosure Schedule 4.19, neither Brunswick nor any Brunswick Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Brunswick’s own account, or for the account of one or more of the Brunswick Subsidiaries or their customers (all of which are set forth on Brunswick Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Brunswick or the applicable Brunswick Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Brunswick nor any Brunswick Subsidiary, nor to the Knowledge of Brunswick any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

The board of directors of Brunswick has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Janney to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Brunswick shareholders, and a signed copy of the written opinion will be delivered to Mid Penn solely for informational purposes after receipt thereof by Brunswick. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Fiduciary Accounts.

Brunswick and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither Brunswick nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Brunswick or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

4.23. Intellectual Property.

Brunswick and each Brunswick Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Brunswick’s or each of the Brunswick Subsidiaries’ business, and neither Brunswick nor any Brunswick Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Brunswick and each Brunswick Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Brunswick’s Knowledge, the conduct of the business of Brunswick and each Brunswick Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which Brunswick or any Brunswick Subsidiary is a party. To the Knowledge of Brunswick, there is no activity involving Brunswick or any Brunswick Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or to the Knowledge of Brunswick, threatened against Brunswick or any Brunswick Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Brunswick, threatened against Brunswick or any Brunswick Subsidiary (other than routine employee grievances that are not related to union employees). Brunswick and each Brunswick Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. Brunswick Information Supplied.

The information relating to Brunswick and any Brunswick Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection therewith (other than the information provided by Mid Penn specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26. Takeover Laws.

The adoption and approval by the board of directors of Brunswick of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Brunswick in connection with the execution, delivery or performance of this Agreement.

4.27. Reorganization.

Brunswick has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.28. Dissenters’ Rights.

Neither the NJBCA nor Brunswick’s Certificate of Incorporate entitle Brunswick’s shareholders to dissenters’ rights with respect to the Merger.

4.29. Quality of Representations.

The representations made by Brunswick in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.30. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Brunswick in this Article IV, neither Brunswick nor any other Person makes any express or implied representation or warranty with respect to Brunswick, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of Brunswick, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Brunswick hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Brunswick acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to Brunswick or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to Brunswick that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to Brunswick on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Mid Penn and nothing in this Agreement shall require such disclosure. Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.

5.1. Organization.

(a) Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, is duly registered as a bank holding company under the BHCA and has elected to be, and qualifies as, a financial holding company under section 12 of the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to Brunswick true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of (a) 20,000,000 shares of Mid Penn Common Stock, of which, as of the date of this Agreement, 16,091,446 shares were issued and 15,883,103 shares were outstanding and (b) 10,000,000 shares of preferred stock, having a par value of $1.00 per share, none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plans”). As of the date of this Agreement, except pursuant to this Agreement and the Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as disclosed in the Mid Penn SEC Reports there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, to the Knowledge of Mid Penn, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Mid Penn Common Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, the execution and delivery of the Bank Plan of Merger by Mid Penn Bank and the consent of the sole shareholder of Mid Penn Bank, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by Brunswick, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and Brunswick’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby or by Mid Penn Bank of the Bank Merger. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to Brunswick the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Mid Penn has previously made available or will make available to Brunswick the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.5(d). Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to Brunswick.

(e) Since December 31, 2019, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. Taxes.

(a) Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Mid Penn has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Mid Penn. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file Tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction. Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Mid Penn and each Mid Penn Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Mid Penn nor any Mid Penn Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Mid Penn and/or any Mid Penn Subsidiary.

(b) Mid Penn will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

5.7. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2021, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8. No Default under Material Contracts.

Neither Mid Penn nor any Mid Penn Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.9. Ownership of Property; Insurance Coverage.

(a) Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b) With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.10. Legal Proceedings.

Neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.11. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to the Knowledge of Mid Penn, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2018, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that

Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2018. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

5.12. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn financial statements in accordance with GAAP. For purposes of this Section 5.12, Mid Penn Benefit Plan means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements maintained by Mid Penn or a Mid Penn Subsidiary, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”).

(b) Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.13. Environmental Matters.

(a) To the Knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary; and

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.

5.14. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Stephens Inc. and Piper Sandler & Co. and the fees payable pursuant thereto.

5.15. Loan Matters.

The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2021 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2021 was, or will be, adequate, as of the date thereof, under GAAP.

5.16. No Brunswick Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of Brunswick Common Stock, or any options, warrants or other Rights to acquire any Brunswick Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2021 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.18. Required Vote.

The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and the PBCL. This Agreement and the Merger have been approved by at least eighty percent (80%) of all of the members of the Mid Penn Board of Directors.

5.19. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.21. Fairness Opinion.

The board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Mid Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.22. Fiduciary Accounts.

Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.23. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Brunswick specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24. Reorganization.

Mid Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.25. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.26. Intellectual Property.

Mid Penn and each Mid Penn Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Mid Penn’s or each of the Mid Penn Subsidiaries’ business, and neither Mid Penn nor any Mid Penn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Mid Penn and each Mid Penn Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Mid Penn’s Knowledge, the conduct of the business of Mid Penn and each Mid Penn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.27. Labor Matters.

There are no labor or collective bargaining agreements to which Mid Penn or any Mid Penn Subsidiary is a party. To the Knowledge of Mid Penn, there is no activity involving Mid Penn or any Mid Penn Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Mid Penn or any Mid Penn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Mid Penn, threatened against Mid Penn or any Mid Penn Subsidiary (other than routine employee grievances that are not related to union employees). Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.28. Takeover Laws.

The adoption and approval by the board of directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.

5.29. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.30. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Brunswick or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither Brunswick nor any other Person has made or is making any representations or warranties relating to Brunswick whatsoever, express or implied, beyond those expressly given by Brunswick in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Brunswick furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI

COVENANTS OF BRUNSWICK

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, or as expressly contemplated by this Agreement (including as set forth in Brunswick’s Disclosure Schedules), Brunswick will, and will cause each Brunswick Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Brunswick agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth on Brunswick Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (7), (8) and (13) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Brunswick will not, and it will cause each of the Brunswick Subsidiaries not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of Brunswick capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock except as set forth on Brunswick Disclosure Schedule 6.1(b)(2), or redeem or otherwise acquire any shares of capital stock, except that Brunswick may issue shares of Brunswick Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on Brunswick Disclosure Schedule 6.1(b)(2).

(3) enter into, amend in any material respect or terminate any Brunswick Material Contract (including without limitation any settlement agreement with respect to litigation), except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) grant or agree to pay any bonus (other than set forth on Brunswick Disclosure Schedule 6.1(b)(5)), severance or termination payment to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Brunswick Disclosure Schedule 4.8(a), Brunswick Disclosure Schedule 4.8(d), and/or Brunswick Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees and (iii) as required by statute, regulations or regulatory guidance. Brunswick shall not hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of Seventy-Five Thousand Dollars ($75,000) except as set forth on Brunswick Disclosure Schedule 6.1(b)(5), provided that, in any event, Brunswick shall not enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that Brunswick may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) terminate any employee without providing Mid Penn forty-eight (48) hours advance written notice;

(7) except as otherwise expressly permitted or required under this Agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(8) merge or consolidate Brunswick or any Brunswick Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Brunswick or any Brunswick Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Brunswick, or any Brunswick Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any Brunswick Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(9) sell or otherwise dispose of the capital stock of Brunswick or any Brunswick Subsidiary or sell or otherwise dispose of any asset of Brunswick or of any Brunswick Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Brunswick or any Brunswick Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(10) voluntarily take any action that would result in any of the representations and warranties of Brunswick or Brunswick Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(11) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating Brunswick or Brunswick Bank, or Brunswick’s independent accounting firm;

(12) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of One Million Dollars ($1,000,000) or greater to which Brunswick or any Brunswick Subsidiary is a party;

(13) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Brunswick Board of Directors and in effect on the date hereof, provided that any such individual purchase shall not exceed One Million Dollars ($1,000,000) per trade, provided, further, that all such purchases shall not exceed One Million Dollars ($1,000,000) in the aggregate and provided, further, that no individual security purchased shall have a maturity date greater than two (2) years;

(14) except for the issuance of shares of Brunswick Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on Brunswick Disclosure Schedule 6.2(b)(2), issue or sell any equity or debt securities of Brunswick or any Brunswick Subsidiary;

(15) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Brunswick), except (i) in accordance with past practice pursuant to policies approved by the Brunswick Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from Brunswick of such relationship does not exceed Five Hundred Thousand Dollars ($500,000.00) and for any existing borrower such aggregate amount of the increase does not exceed One Million Dollars ($1,000,000.00). For any proposed extension of credit for which Brunswick shall seek the prior consent of Mid Penn, Brunswick shall send the credit write-up for the proposed credit to Mid Penn’s Chief Operating Officer at justin.webb@midpennbank.com and if Mid Penn does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within three (3) Business Days of receipt of the credit write-up, Mid Penn shall be deemed to have consented to the origination of such credit. If Brunswick sends additional information on the proposed credit to Mid Penn, and Mid Penn does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within five (5) Business Days of receipt of the initial additional information, Mid Penn shall be deemed to have consented to the origination of such credit;

(16) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(17) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

(18) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;

(19) enter into any new line of business;

(20) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Bank Regulator;

(21) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Brunswick Benefit Plan;

(22) except as set forth on Brunswick Disclosure Schedule 6.1(b)(22), make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or

One Hundred Thousand Dollars ($100,000) in the aggregate, other than pursuant to binding commitments existing on the date hereof or other than expenditures necessary to maintain existing assets in good repair;

(23) purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(24) undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by Brunswick or Brunswick Bank of more than Twenty-Five Thousand Dollars ($25,000) annually, (ii) containing any financial commitment extending beyond twenty-four (24) months from the date hereof, or (iii) any Affiliate of Brunswick or Brunswick Bank provided that the aggregate payments under clauses (i) and (ii) shall not exceed Fifty Thousand Dollars ($50,000);

(25) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Brunswick may not charge-off through settlement, compromise or discharge more than Fifty Thousand Dollars ($50,000) of the outstanding principal balance of any loan that is ninety (90) or more days contractually past due without first discussing the decision with Mid Penn;

(26) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(27) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(28) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(29) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, Brunswick will furnish to Mid Penn copies of each annual, interim or special audit of the books of Brunswick and the Brunswick Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Brunswick by such auditors in connection with each annual, interim or special audit of the books of Brunswick and the Brunswick Subsidiaries made by such auditors.

(b) Brunswick will furnish to Mid Penn copies of all documents, statements and reports as it or any Brunswick Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by its board of directors, but in no event later than thirty (30) days after the end of each month, Brunswick will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Brunswick will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of Brunswick or any of the Brunswick Subsidiaries, but nothing provided for herein shall require Brunswick to provide copies of such reports to Mid Penn to the extend such disclosure is legally prohibited.

(d) With reasonable promptness, Brunswick will furnish to Mid Penn such additional financial data that Brunswick possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Brunswick Regulatory Reports.

6.3. Maintenance of Insurance.

Brunswick shall maintain, and cause each Brunswick Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, Brunswick will promptly supplement or amend the Brunswick Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Brunswick Disclosure Schedule or that is necessary to correct any information in such Brunswick Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Brunswick Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

Brunswick shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Brunswick agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Brunswick.

6.7. Failure to Fulfill Conditions.

In the event that Brunswick determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8. No Other Bids and Related Matters.

(a) From and after the date hereof until the termination of this Agreement, except as otherwise expressly permitted in this Agreement, Brunswick shall not, and shall not authorize, permit or cause any Brunswick Subsidiary or their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Brunswick Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Brunswick Acquisition Proposal; (ii) respond to any inquiry relating to a Brunswick Acquisition Proposal or a Brunswick Acquisition Transaction (except to notify a Person that has made a Brunswick Acquisition Proposal of the existence of the provisions of this Section 6.8); (iii) recommend or endorse a Brunswick Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Brunswick Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any confidential or nonpublic information or data with respect to Brunswick or any Brunswick Subsidiary or otherwise relating to a Brunswick Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Brunswick is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Brunswick Acquisition Proposal or approve or resolve to approve any Brunswick Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Brunswick Acquisition Proposal. Any violation of the foregoing restrictions by Brunswick or any Brunswick Representative, whether or not such Brunswick Representative is so authorized and whether or not such Brunswick Representative is purporting to act on behalf of Brunswick or otherwise, shall be deemed to be a breach of this Agreement by Brunswick. Brunswick and each Brunswick Subsidiary shall, and shall cause each of the Brunswick Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Brunswick Acquisition Proposal. Brunswick shall notify Mid Penn immediately if any such discussions or negotiations are sought to be initiated with Brunswick by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “Brunswick Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Brunswick Acquisition Transaction. For purposes of this Agreement, “Brunswick Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Brunswick or any Brunswick Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Brunswick or any Brunswick Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Brunswick and each Brunswick Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Brunswick or any Brunswick Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Brunswick or any Brunswick Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), the Brunswick Board of Directors shall be permitted to engage in discussions or negotiations with any Person that makes an Acquisition Proposal if, but only if, (i) Brunswick has received a bona fide unsolicited written Brunswick Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Brunswick Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Brunswick Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such Person, Brunswick gives Mid Penn written notice of the identity of such person and of Brunswick’s intention to furnish nonpublic information to, or enter into discussions with, such Person and (iv) prior to furnishing or affording access to any confidential or nonpublic information or data with respect to Brunswick or any of the Brunswick Subsidiaries or otherwise relating to a Brunswick Acquisition Proposal, Brunswick receives from such Person a confidentiality agreement with terms no less favorable to Brunswick than those contained in the Confidentiality Agreement (other than the public knowledge of the proposed terms of the Merger) and provides a copy of the same to Mid Penn. Brunswick shall promptly provide to Mid Penn any non-public information regarding Brunswick or any Brunswick Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Brunswick Acquisition Transaction on terms that the Brunswick Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of greater than 50 percent (50%), of the issued and outstanding shares of Brunswick Common Stock or all, or substantially all, of the assets of Brunswick and the Brunswick Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of Brunswick Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Brunswick’s shareholders pursuant to this Agreement (taking into account all factors relating to such proposed transaction deemed relevant by Brunswick’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such Acquisition Proposal); and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Brunswick shall promptly (and in any event within two (2) calendar days) notify Mid Penn in writing of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Brunswick agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such Acquisition Proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6.8(e), neither the Brunswick Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the Brunswick Recommendation, or make any statement, filing or release, in connection with the Brunswick Shareholders’ Meeting or otherwise, inconsistent with the Brunswick Recommendation (it being understood that taking a neutral position or no position with respect to a Brunswick Acquisition Proposal shall be considered an adverse modification of the Brunswick Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Brunswick Acquisition Proposal; or (iii) enter into (or cause Brunswick or any Brunswick Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Brunswick Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Brunswick to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the Brunswick Shareholders’ Meeting, the Brunswick Board of Directors may approve or recommend to the shareholders of Brunswick a Superior Proposal and withdraw, qualify or modify the Brunswick Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Brunswick Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from Brunswick advising Mid Penn that the Brunswick Board of Directors has decided that a bona fide unsolicited written Brunswick Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Brunswick shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Brunswick proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Brunswick Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Brunswick’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period (or two (2) Business Day period for a revised Superior Proposal), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Brunswick Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Brunswick Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Brunswick or the Brunswick Board of Directors from complying with Brunswick’s obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or Item 1012(a) of Regulation M-A (as if such rules were applicable to Brunswick) with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of Brunswick provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.9. Reserves and Merger-Related Costs.

Brunswick agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and Brunswick shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are consistent with GAAP and regulatory accounting principles, provided that no such actions need be committed to or effected until immediately prior to the Effective Time and until Mid Penn shall have irrevocably certified to Brunswick that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

Brunswick shall provide or make available to Mid Penn (a) any Brunswick or Brunswick Subsidiary board or board committee package, including the agenda and any draft minutes, at the same time at which it makes a copy of such package available to the board of directors of Brunswick or such Brunswick Subsidiary or any committee thereof, and (b) the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of Brunswick Bank) and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit representatives of Mid Penn to attend in person or telephonically (to the extent practicable), solely as an observer, any meeting of the board of directors of Brunswick or any Brunswick Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under applicable law, or which relate to Mid Penn, this Agreement or the transactions contemplated by this Agreement, (y) may be required by applicable Bank Regulators or (z) may be required to protect attorney-client or other legal privilege. Minutes of meetings deliverable to Mid Penn pursuant to this Section 6.10 shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.

6.11. Affiliate Letters.

Brunswick shall deliver to Mid Penn, concurrently with the execution of this Agreement, the Brunswick Affiliate Letters.

6.12. Proxy Solicitor.

Brunswick shall retain a proxy solicitor in connection with the solicitation of Brunswick shareholder approval of this Agreement.

6.13. Approval of Bank Plan of Merger.

Brunswick shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Brunswick Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Brunswick Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.

6.14. Compliance with Section 409A.

Prior to the Effective Time, and to the extent any such Brunswick Benefit Plans are eligible for correction or amendment, Brunswick or a Brunswick Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6 or Notice 2010-80, to ensure that each Brunswick Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code as of the Effective Time. To the extent that Brunswick or a Brunswick Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, Brunswick will provide to Mid Penn: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that Brunswick or the Brunswick Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.

6.15. Benefit Acknowledgement.

With respect to the individuals listed on Brunswick Disclosure Schedule 4.12(f), contemporaneously with the execution of this Agreement, Brunswick shall use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to Brunswick, Mid Penn and such individual, setting forth the method in which his or her rights under any employment or change in control agreement with Brunswick will be settled. Brunswick shall, prior to the Effective Time, make the payments required under such settlement agreements.

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Brunswick (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by Brunswick in writing in advance, or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Brunswick Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law; or

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.2. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Brunswick.

7.7. Affiliate Letters.

Mid Penn shall deliver to Brunswick, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.

7.8. Post-Closing Governance.

On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the individual identified in Section 2.4(e) to be appointed to the board of directors of Mid Penn.

7.9. Employee Matters.

(a) After the Closing Date, the Brunswick Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA and the terms of the Brunswick Benefit Plans, continue to be maintained separately, consolidated, merged, frozen or terminated.

(b) Employees of Brunswick or any Brunswick Subsidiary who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of Brunswick or Brunswick Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Brunswick or any Brunswick Subsidiary who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(c) This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(d) In the event of any termination of any Brunswick health plan or consolidation of any Brunswick health plan with any Mid Penn health plan, Mid Penn shall make available to employees of Brunswick or any Brunswick Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of Brunswick or any Brunswick Subsidiary affirmatively terminates coverage under a Brunswick health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of Brunswick or any Brunswick Subsidiary or their dependents shall terminate under any of the Brunswick health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents. In the event of a termination or consolidation of any Brunswick health plan, terminated Brunswick and Brunswick Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of Brunswick or any Brunswick Subsidiary, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the Brunswick health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of Brunswick or any Brunswick Subsidiary in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(e) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of Brunswick or Brunswick Bank (other than employees of Brunswick or Brunswick Bank who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement and immediately prior to the Effective Time (each such employee, a “Brunswick Continuing Employee”), or (ii) such Brunswick Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the Brunswick Continuing Employee’s work location as of the Closing Date shall be deemed “substantially comparable” for purposes of this Section 7.9 (e)) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with Brunswick, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between Brunswick and Mid Penn; provided, however, that Mid Penn’s obligation to pay severance to any Brunswick Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all Brunswick Continuing Employees whose employment is terminated as of the Effective Time to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn.

(f) To the extent permitted by applicable law, Brunswick shall take, or shall cause its Subsidiaries to take, all actions that may be requested by Mid Penn to cause the termination, amendment or freezing of any Brunswick Benefit Plan prior to the Effective Time. To the extent that Mid Penn has not requested Brunswick or its Subsidiaries to terminate, amend or freeze any Brunswick Benefit Plan, Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all such Brunswick Benefit Plans, subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such Brunswick Benefit Plans in accordance with its terms and applicable law.

(g) As soon as reasonably practicable following the date of this Agreement, Brunswick and Mid Penn shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of Brunswick or Mid Penn who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the Chief Executive Officers of Brunswick and Mid Penn shall mutually agree.

(h) If requested by Mid Penn in writing at least thirty (30) days prior to the Effective Time, Brunswick shall cause any 401(k) plan sponsored or maintained by Brunswick or any Brunswick Subsidiary (each, a “Brunswick 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If Mid Penn requests that the Brunswick 401(k) Plan be terminated, the Brunswick Continuing Employees shall be eligible to participate effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Mid Penn or one of its Subsidiaries (each, a “Mid Penn 401(k) Plan”). Brunswick and Mid Penn shall take any and all actions as may be required, including amendments to any Brunswick 401(k) Plan and/or Mid Penn 401(k) Plan, to permit the Brunswick Continuing Employees who are then actively employed to make eligible rollover contributions to the Mid Penn 401(k) Plan in the form of cash, in-kind benefits (if permitted by the Mid Penn 401(k) Plan), outstanding participant loans or a combination thereof.

(i) The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Brunswick or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.10. Directors and Officers Indemnification and Insurance.

(a) Following the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Brunswick or Brunswick Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Brunswick or a Brunswick Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Brunswick under New Jersey law and under Brunswick’s certificate of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Brunswick under New Jersey law and under Brunswick’s certificate of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.

(c) Mid Penn shall maintain, or shall cause Mid Penn Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Brunswick (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time, provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than two hundred percent (200%) of the annual cost currently expended by Brunswick with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Brunswick agrees in order for Mid Penn to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Mid Penn provided under this Section 7.10 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.11. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Exchange Listing.

Prior to the Closing Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.13. Approval of Bank Plan of Merger.

Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

7.14. Proxy Solicitor.

Mid Penn may, in its sole discretion, retain a proxy solicitor in connection with the solicitation of Mid Penn shareholder approval of this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) Brunswick will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Brunswick Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Brunswick’s reasonable judgment, necessary or desirable, and (ii), except as otherwise permitted by Section 6.8(e), have its Board of Directors unanimously recommend approval of this Agreement to the Brunswick shareholders (the “Brunswick Recommendation”) and otherwise support the Merger.

(b) Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of Brunswick Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Brunswick Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and Brunswick shall cooperate in the preparation of, the Registration Statement, including a joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the Brunswick shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall as promptly as practicable after the date hereof file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each of Mid Penn and Brunswick shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Brunswick and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the Brunswick shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Brunswick shall furnish all information concerning Brunswick and the holders of Brunswick Common Stock as may be reasonably requested in connection with any such action.

(b) Brunswick shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify Brunswick promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Brunswick promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give Brunswick and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Brunswick and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and Brunswick agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Brunswick Common Stock entitled to vote at the Brunswick Shareholders Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders Meeting at the earliest practicable time.

(c) Brunswick and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Brunswick shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and Brunswick shall mail an amended Proxy Statement-Prospectus to the Brunswick shareholders and Mid Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders. If requested by Mid Penn, Brunswick shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of the consummation of the Merger, with respect to certain financial information regarding Brunswick, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of Brunswick and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Brunswick and Mid Penn shall furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Brunswick or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Brunswick shall have the right to review and approve in advance all characterizations of the information relating to Brunswick and any Brunswick Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give Brunswick and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Brunswick and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify Brunswick promptly of the receipt of any comments of any Bank Regulator with respect to such filings. Each of Brunswick and Mid Penn will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or Brunswick Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or Brunswick Subsidiary, as applicable. Without limiting the foregoing, senior officers of Mid Penn and Brunswick shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Brunswick and the Brunswick Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and Brunswick shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of Brunswick or any Brunswick Subsidiary prior to the Effective Time, provided, however, neither Mid Penn nor Brunswick shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel, or violate any regulatory confidentiality requirements.

(b) Brunswick Bank shall provide Mid Penn Bank, within fifteen (15) business days after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, Brunswick Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c) Each of Mid Penn and Brunswick shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Brunswick Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. Dividends.

[RESERVED]

8.6. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, Brunswick shall, and shall cause each Brunswick Subsidiary to, afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Brunswick and each Brunswick Subsidiary will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Brunswick and the Brunswick Subsidiaries.

(c) In addition, Brunswick shall provide Mid Penn: (i) a weekly loan pipeline report; and (ii) appropriate information, as requested, regarding matters relating to problem loans, loan restructurings and loan workouts of Brunswick and any Brunswick Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of Brunswick on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Brunswick and by the requisite vote of the shareholders of Mid Penn.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Brunswick or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Brunswick, Brunswick Bank, Mid Penn Bank, and Mid Penn or materially impair the value of Brunswick or Brunswick Bank to Mid Penn or of Mid Penn and Mid Penn Bank to Brunswick.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Pillar Aught LLC, and Brunswick shall have received an opinion of Windels Marx Lane & Mittendorf, LLP, each reasonably acceptable in form and substance to Mid Penn and Brunswick, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and Brunswick and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Brunswick shareholders and the Mid Penn Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2. Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Brunswick (other than in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Brunswick pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Brunswick, (ii) each of the representations and warranties of Brunswick set forth in Section 4.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Brunswick set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Brunswick shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Brunswick shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Brunswick.

(e) Officer’s Certificate. Brunswick shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

(f) Brunswick Bank Allowance for Credit Losses. Brunswick Bank’s general allowance for credit losses shall be an amount not less than one percent (1%) of total loans and leases outstanding. The parties agree that all of Brunswick Bank’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of Brunswick Bank’s allowance for credit losses.

9.3. Conditions to the Obligations of Brunswick under this Agreement.

The obligations of Brunswick under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e) Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Brunswick with a certificate evidencing such delivery.

(f) Officer’s Certificate. Mid Penn shall have delivered to Brunswick a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Brunswick and Mid Penn:

(a) at any time by the mutual written agreement of Mid Penn and Brunswick;

(b) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Brunswick) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by Brunswick) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and Brunswick; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of Brunswick fail to approve the transactions contemplated by this Agreement at the Brunswick Shareholders’ Meeting called for that purpose; or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if Brunswick has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Brunswick Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal; or

(h) by the Board of Directors of Brunswick if Brunswick has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Brunswick Board of Directors has made a determination to accept such Superior Proposal.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(1) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(2) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(3) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by Brunswick pursuant to Section 10.1(h), Brunswick shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(4) In the event that Brunswick enters into a definitive agreement relating to a Brunswick Acquisition Proposal or consummates a Brunswick Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful breach by Brunswick; or (ii) by Mid Penn or Brunswick pursuant to Section 10.1(e)(i) following failure of the shareholders of Brunswick to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) Brunswick has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal prior to the Brunswick Shareholders’ Meeting, Brunswick shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean Two Million Fifty Thousand Dollars ($2,050,000).

(d) The right to receive payment of the Mid Penn Termination Fee under Sections 10.2(b)(3) and 10.2(b)(4) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under these Sections, and shall constitute liquidated damages and not a penalty.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Brunswick and Mid Penn), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Brunswick and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Brunswick’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and Brunswick mutually agree to be bound by the terms of the confidentiality agreement dated July 26, 2022 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

Brunswick and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Brunswick nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto, provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.15.

11.4. Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 11.4 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

11.5. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.6. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi
President and Chief Executive Officer
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110

With required copies	Kenneth J. Rollins, Esq.
(which shall not constitute notice) to:	Pillar+Aught
4201 E. Park Circle
Harrisburg, Pennsylvania 17111
Fax: (717) 686-9862

If to Brunswick, to:	Nicholas A. Frungillo Jr.
President and Chief Executive Officer
Brunswick Bancorp
439 Livingston Avenue
New Brunswick, NJ 08901

With required copies	Robert A. Schwartz, Esq.
(which shall not constitute notice) to:	Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza
New Brunswick, NJ 08901

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.7. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.10(d) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.8. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.9. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.10. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.11. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.12. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any Brunswick Disclosure Schedule shall be deemed to be a disclosure under all Brunswick Disclosure Schedules.

11.13. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

11.14. Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

11.15. Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Mid Penn and Brunswick have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

BRUNSWICK BANCORP

By:	/s/ Nicholas A. Frungillo
Name: Nicholas A. Frungillo
Title: President & Chief Executive Officer

EXHIBIT A

[●], 2022

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and Brunswick Bancorp (“Brunswick”) desire to enter into, concurrently with the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Brunswick will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of Brunswick, being either a director, executive officer or any Person owning 10% or more of the outstanding shares of Brunswick Common Stock as of the date hereof, execute and deliver to Mid Penn this Agreement.

The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Brunswick):

(a) represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and, directly or indirectly, controls the right to vote and dispose of such shares, all of the shares of Brunswick Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Brunswick Common Stock pursuant to paragraph (d) below, the “Shares” (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary)) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Brunswick Common Stock other than the Original Shares and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

Mid Penn Bancorp, Inc.

[●], 2022

(b) agrees to (i) be present (in person or by proxy) at all Brunswick Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Brunswick Board of Directors), and (B) against (x) any Brunswick Acquisition Proposal, including a Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Brunswick under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or Brunswick’s conditions under the Merger Agreement;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (A) to any immediate family member of the undersigned, (B) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (C) to Brunswick in connection with the vesting, settlement or exercise of Brunswick equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Brunswick equity awards, the exercise price thereon, (D) as is otherwise permitted by Mid Penn in its sole discretion, (E) Transfers by will or operation of law, in which case this Agreement shall bind the transferee or (F) Transfers to any other shareholder of Brunswick who has executed a copy of this Agreement on the date hereof; provided that, as a precondition to that in the case of the foregoing clauses (A), B), (D) and (F), the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Mid Penn and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of Brunswick Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not, directly or indirectly, control the right to vote and dispose of such shares.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Brunswick Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of Brunswick. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Brunswick Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.

Mid Penn Bancorp, Inc.

[●], 2022

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Brunswick Shareholders’ Meeting (including any adjournment or postponement thereof), (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the date on which the Merger Agreement is amended in a manner which would alter or amend the amount or kind of consideration to be issued to holders of Brunswick Common Stock as Merger Consideration and (iv) the Termination Date set forth in the Merger Agreement as of the date hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other except as set forth in paragraph (c) above. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.

Mid Penn Bancorp, Inc.

[●], 2022

Very truly yours,

Name:

Number of Shares:

Accepted as of this day of , 2022:

MID PENN BANCORP, INC.

By:
Name:	Rory G. Ritrievi
Title:	President & CEO

EXHIBIT B

[●], 2022

Brunswick Bancorp

439 Livingston Avenue

New Brunswick, NJ 08901

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and Brunswick Bancorp (“Brunswick”) desire to enter into, concurrently with the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Brunswick will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Brunswick has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 7.7 of the Merger Agreement, the undersigned shareholder of Mid Penn, being either a director or executive officer as of the date hereof, execute and deliver to Brunswick this Agreement.

The undersigned, in order to induce Brunswick to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Mid Penn):

(a) represents and warrants to Brunswick that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and, directly or indirectly, controls the right to vote and dispose of such shares, all of the shares of Mid Penn Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Mid Penn Common Stock pursuant to paragraph (d) below, the “Shares” (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary)) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Mid Penn Common Stock other than the Original Shares and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

Brunswick Bancorp

[●], 2022

(b) agrees to (i) be present (in person or by proxy) at all Mid Penn Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Mid Penn Board of Directors), and (B) against (x) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mid Penn under the Merger Agreement or of the undersigned under this Agreement and (y) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or Brunswick’s conditions under the Merger Agreement;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (A) to any immediate family member of the undersigned, (B) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (C) to Mid Penn in connection with the vesting, settlement or exercise of Mid Penn equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Mid Penn equity awards, the exercise price thereon, (D) as is otherwise permitted by Brunswick in its sole discretion, (E) Transfers by will or operation of law, in which case this Agreement shall bind the transferee or (F) Transfers to any other shareholder of Mid Penn who has executed a copy of this Agreement on the date hereof; provided that, as a precondition to that in the case of the foregoing clauses (A), (B), (D) and (F), the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Brunswick and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of Mid Penn Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not, directly or indirectly, control the right to vote and dispose of such shares.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Mid Penn Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of Mid Penn. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or

Brunswick Bancorp

[●], 2022

omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Mid Penn Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Mid Penn Shareholders’ Meeting (including any adjournment or postponement thereof), (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the date on which the Merger Agreement is amended in a manner which would alter or amend the amount or kind of consideration to be issued to holders of Brunswick Common Stock as Merger Consideration and (iv) the Termination Date set forth in the Merger Agreement as of the date hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Brunswick, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other except as set forth in paragraph (c) above. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Brunswick shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Brunswick for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Brunswick Bancorp

[●], 2022

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Brunswick by signing and returning to Brunswick a counterpart hereof.

Very truly yours,

By:
Name:

Number of Shares:

Accepted as of this day of , 2022:

BRUNSWICK BANCORP

By:
Name:	Nicholas A. Frungillo
Title:	President & CEO

EXHIBIT C

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of [●], 2022, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and BRUNSWICK BANK AND TRUST COMPANY, a New Jersey bank and trust company (“Brunswick Bank”).

BACKGROUND

1. MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). MP Bank’s principal office is located at 349 Union Street, Millersburg (Dauphin County), PA 17061, and having branch offices at the locations set forth on Schedule I. The authorized capital stock of MP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (the “MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.

2. Brunswick Bank is a New Jersey bank and trust company and a wholly-owned subsidiary of Brunswick Bancorp, a New Jersey corporation (“Brunswick”). Brunswick Bank’s principal office is located at 439 Lexington Avenue, New Brunswick (Middlesex County), NJ 08901, and having branch offices at the locations set forth on Schedule II. The authorized capital stock of Brunswick Bank consists of [●] shares of common stock, par value $[●] per share (the “Brunswick Bank Common Stock”), of which at the date hereof [●] shares are issued and outstanding.

3. The respective Boards of Directors of MP Bank and Brunswick Bank deem the merger of Brunswick Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of MP Bank and Brunswick Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and Brunswick have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and Brunswick, providing for the merger of Brunswick with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Plan of Merger is being executed by MP Bank and Brunswick Bank.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and Brunswick Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective

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Date (as that term is defined in Article V hereof), Brunswick Bank shall merge with and into MP Bank; the separate existence of Brunswick Bank shall cease and MP Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of Brunswick Bank. The branch offices at the locations set forth on Schedule I and Schedule II hereto shall be continued as branch offices of the Surviving Bank.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. Effective as of the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of the Surviving Bank.

3.2 Officers. On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of MP Bank. Each share of MP Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

4.2 Stock of Brunswick Bank. Each share of Brunswick Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Bank Merger shall be effective on the date on which articles of merger executed by Brunswick Bank and MP Bank are filed with the Pennsylvania Department of State and the Department of Banking and Insurance of New Jersey, unless a later date is specified in such articles of merger (the “Effective Date”).

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ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date, the separate existence of Brunswick Bank shall cease, the principal and branch offices of Brunswick Bank shall become authorized branch offices of the Surviving Bank and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and Brunswick Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations. At the Effective Time, the amount of capital stock of the Surviving Bank shall be $[●], divided into 150,000 shares of common stock, each of $1 par value, and at the Effective Time the Surviving Bank shall have a surplus of $[●].

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of MP Bank and Brunswick Bank to effect the Bank Merger shall be subject to (i) the approval of this Plan of Merger by Brunswick and Mid Penn in their capacities as the sole shareholder of Brunswick Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of Brunswick Bank and the branch offices of Brunswick Bank as offices of the Surviving Bank and (iv) the completion of the transactions contemplated by the Holding Company Merger Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Holding Company Merger Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

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ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Holding Company Merger Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

Signature Page Follows

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IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	MID PENN BANK

By:
Elizabeth Martin, Secretary		Rory G. Ritrievi, President & CEO
(SEAL)

ATTEST:	BRUNSWICK BANK AND TRUST COMPANY

By:
[●] , Secretary		Nicholas A. Frungillo, President & CEO
(SEAL)

Schedule I

•	349 Union Street, Millersburg, PA 17061
•	545 E. Grand Avenue, Tower City, PA 17980
•	4509 Derry Street, Harrisburg, PA 17111
•	1001 Peters Mountain Road, Dauphin, PA 17018
•	4622 Carlisle Pike, Mechanicsburg, PA 17050
•	550 Main Street, Lykens, PA 17048
•	2615 N. Front Street, Harrisburg, PA 17110
•	17 North 2nd Street, Harrisburg, PA 17101
•	51 South Front Street, Steelton, PA 17113
•	1100 Spring Garden Drive, Middletown, PA 17057
•	4642 State Route 209, Elizabethville, PA 17023
•	2148 Market Street, Camp Hill, PA 17011
•	2305 South Market Street, Elizabethtown, PA 17022
•	437 Pa 901, Minersville, PA 17954
•	504 South Lehigh Avenue, Frackville, PA 17931
•	29 Main Street, Tremont, PA 17981
•	641 State Route 93, Conyngham, PA 18219
•	5288 Simpson Ferry Road, Mechanicsburg, PA 17050
•	1817 Oregon Pike, Lancaster, PA 17601
•	150 Pittsburgh Street, Scottdale, PA 15683
•	125 South Arch Street, Connellsville, PA 15425
•	Route 819 South, Mount Pleasant, PA 15666
•	3663 Peters Mountain Road, Halifax, PA 17032
•	104 Pheasant Run, Newtown, PA 18940
•	10 Sentry Parkway, Suite 100, Blue Bell, PA 19422
•	1310 Broadcasting Road, Wyomissing, PA 19610
•	3101 Shillington Road, Sinking Spring, PA 19608
•	4200 N. 5th Street Highway, Temple, PA 19560
•	237 E. Gay Street, West Chester, PA 19380
•	5049 Jonestown Road, Harrisburg, PA 17112
•	1215 N. Church Street, Hazle Township, PA 18202
•	9585 William Penn Highway, Huntingdon, PA 16652
•	500 South State Road, Marysville, PA 17053
•	West Market and 22nd Streets, Pottsville, PA 17901
•	Pottsville Park Plaza, Pottsville, PA 17901
•	100 Hollywood Boulevard, Orwigsburg, PA 17961
•	204 Bridge Street, Clearfield, PA 16830
•	19 Irwin Drive Extension, Philipsburg, PA 16866
•	407 Walnut Street, Curwensville, PA 16833
•	91 Beaver Drive, Du Bois, PA 15801
•	57 S. Sillyman Street, Cressona, PA 17929
•	2638 Woodglen Road, Pottsville, PA 17901

•	2287 Curryville Road, P.O. Box 270, Martinsburg, PA 16662
•	480 Norristown Road, Blue Bell, PA 19422
•	3900 Hamilton Boulevard, Allentown, PA 18103

Schedule II

•	439 Livingston Avenue, New Brunswick, NJ 08901
•	444 West Main Street, Freehold Township, NJ
•	249 Applegarth Road, Monroe, NJ 08831
•	527 Ridge Road, South Brunswick, NJ 08852
•	1060 Aaron Road, North Brunswick, NJ 08902

EXHIBIT D

Merger Consideration Adjustment

If Brunswick’s Consolidated Shareholders’ Equity as of the Measuring Date is less than the Minimum Brunswick Consolidated Shareholders’ Equity, the Cash Consideration and Exchange Ratio shall automatically be adjusted as follows:

Cash Consideration (adjusted)

Cash Consideration (adjusted) = Adjusted Deal Value divided by Two Million Eight Hundred Forty Thousand Nine Hundred Seventy-Four (2,840,974) (rounded to the nearest hundredth).

Exchange Ratio (adjusted)

Exchange Ratio (adjusted) = Cash Consideration (adjusted) divided by Thirty and 10/100 Dollars ($30.10) (rounded to the nearest ten thousandth).

Definitions

For purposes of this Exhibit D, the following terms shall have the following meanings:

“Adjusted Deal Value” shall mean Fifty-One Million One Hundred Thirty-Seven Thousand Five Hundred Thirty Two Dollars ($51,137,532) minus the Consolidated Shareholders’ Equity Shortfall.

“Consolidated Shareholders’ Equity Shortfall” shall mean the Minimum Brunswick Consolidated Shareholders’ Equity minus Consolidated Shareholders’ Equity as of the Measuring Date.

“Measuring Date” shall mean the date reflected in the following table:

Day on which last condition set forth in Article IX is satisfied or waived	Measuring Date
April 1 2023 to April 15, 2023	March 31, 2023
April 16, 2023 to May 15, 2023	April 30, 2023
May 16, 2023 to June 15, 2023	May 31, 2023
On or after June 16, 2023	June 30, 2023

“Minimum Brunswick Consolidated Shareholders’ Equity” shall mean the amount reflected in the following table:

Measuring Date	Minimum Brunswick Consolidated Shareholders’ Equity
March 31, 2023	$43,600,000
April 30, 2023	$43,900,000
May 31, 2023	$44,200,000
June 30, 2023	$44,500,000

Example

The following example illustrates the application of the foregoing formula.

Assuming that the last condition to close occurs on or after June 16, 2023 and Brunswick’s Consolidated Shareholders’ Equity as of June 30, 2023 is Forty-Three Million Five Hundred Thousand Dollars ($43,500,000), the Cash Consideration would be adjusted from Eighteen Dollars ($18.00) per share to Seventeen and 65/100 Dollars ($17.65) per share and the Exchange Ratio would be adjusted from 0.5980 to 0.5864, demonstrated as follows:

Consolidated Shareholder’s Equity Shortfall	$1,000,000 ($44,500,000 - $43,500,000)
Adjusted Deal Value	$50,137,532 ($51,137,532 - $1,000,000)
Cash Consideration (adjusted)	$17.65 ($50,137,532/2,840,974)
Exchange Ratio (adjusted)	0.5864 ($17.65/$30.10)